Exhibit 16.1
RBSM LLP
CERTIFIED PUBLIC ACCOUNTANTS
NEW YORK, NEW YORK

January 6, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Green Planet Bioengineering Co. Limited
File No. 000-52622

Dear Sir or Madam:

We have read the statements of Green Planet Bioengineering Co. Limited (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K to be filed on or about January 6, 2009 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ RBSM, LLP
Certified Public Accountants